Exhibit 1.01 to Form SD – Conflict Minerals Report

I. Introduction

Certain J.Crew products contain components that use tin, tantalum, tungsten and/or gold (“3TG”), and for which the 3TG are necessary to their functionality or production. Due to the depth of the supply chain, J.Crew is far removed from the sources of ore from which these metals are produced and the smelters/refiners that process those ores; the efforts undertaken to identify the country(ies) of origin of those ores reflect our circumstances and position in the supply chain. The amount of information globally on the traceability and sourcing of these ores is extremely limited at this time; this situation is not unique to J.Crew.

The Company conducted a reasonable country of origin inquiry to determine whether the 3TG in the Company’s products originated in the Democratic Republic of the Congo or an adjoining country as defined in Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Covered Countries”). Based on this Reasonable Country of Origin Inquiry, we know or have reason to believe that some of the 3TG in J.Crew’s products originated in the Covered Countries and are not or may not be from recycled or scrap sources. Accordingly, we exercised due diligence to determine the source and chain of custody of the 3TG in our products, as described in this Report.

The efforts were undertaken on products sourced directly by, and manufactured for, J.Crew in calendar year 2014. J.Crew does not directly manufacture products but “contracts to manufacture” from its suppliers J.Crew ® , crewcuts ® and Madewell ®  brand products that may contain gold, tin, tungsten and tantalum, including (i) women’s apparel, (ii) men’s apparel, (iii) children’s apparel, and (iv) accessories.

II. Design of Due Diligence Measures

J.Crew designed its overall conflict minerals procedures based on the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”). It is important to note that OECD Guidance was written for both upstream and downstream companies in the supply chain.  As J.Crew is a downstream company in the supply chain, our due diligence practices were tailored accordingly.

III. Due Diligence Measures Performed by J.Crew

Suppliers were asked to provide answers to the Conflict Free Sourcing Initiative (CFSI) Conflict Minerals Reporting Template (CMRT) to identify 3TG smelters and refiners (SORS) and associated countries of origin.  J.Crew understands that the CMRT is generally regarded as the most common reporting tool for conflict minerals content and sourcing information worldwide.

In addition, J.Crew has implemented the following due diligence measures:

•	Adopted a conflict minerals policy, which is publicly available at www.jcrew.com;
•	Established an internal team to support supply chain due diligence;
•	Established a system of controls and transparency over the mineral supply chain;
•	Implemented internal measures taken to strengthen company engagement with suppliers;
•	Performed steps to identify the Smelters or Refiners (SORs) in the supply chain;
•	Designed and implemented a strategy to respond to supply chain risks;
•	Reported to senior management and the Audit Committee of the Board of Directors on findings;
•	Provided new suppliers with information on our conflict minerals requirements as part of the onboarding process;
•	Provided in-person training to key suppliers on Responsible Sourcing, including conflict minerals compliance;
•	Provided suppliers with access to training materials to raise awareness concerning the commitments and requirements expected of J.Crew suppliers, supported by email and phone dialogues;
•	Developed a risk mitigation plan that allows for continued trade with a supplier during the supplier’s risk mitigation efforts; and
•	Continued annual reporting on Supply Chain Due Diligence (the Form SD and Conflict Minerals Report for 2014 is contained herein and publicly available at www.jcrew.com).

IV. Identified Smelters or Refiners (SOR)

Based on the survey responses received from J.Crew’s suppliers, J.Crew was not able to identify all smelters or refiners (SOR) for all 3TG used in its products. J.Crew has identified the SOR listed below that may have processed 3TG used in our products.

Where we have been able to identify the SOR involved, those facilities were referenced against the Conflict Free Sourcing Initiative (CFSI) list of certified smelters in order to determine the mine or location with the greatest possible specificity. Countries of origin for the minerals processed by the identified SOR were reported to include: Argentina, Australia, Belgium*, Bolivia, Brazil, Canada, Chile, China, Ethiopia*, France, Germany*, Guinea, Guyana, Hong Kong*, India*, Indonesia, Italy, Japan*, Jersey*, Kazakhstan, Laos, Malaysia, Mexico, Morocco*, Mozambique, Myanmar, Niger, Papua New Guinea, Peru, Philippines, Poland*, Portugal, Russia, Saudi Arabia, Singapore*, South Africa, South Korea, Spain, Surinam, Sweden, Switzerland*, Taiwan*, Thailand, Turkey, United Arab Emirates, United Kingdom, U.S.A., and Uzbekistan. In addition, Angola*, Democratic Republic of Congo and Rwanda were reported as countries of origin by nine CFSI certified smelters.   (*Reported as a country of origin but has no known reserves of gold and/or tin.)

Official Smelter Name	CFSI Certified
Gold
Asahi Pretec Corporation	X
Chimet S.p.A.	X
Daejin Indus Co. Ltd
Faggi S.p.A
Heraeus Ltd. Hong Kong	X
Heraeus Precious Metals GmbH & Co. KG	X
Istanbul Gold Refinery	X
Korea Metal Co. Ltd
LS-NIKKO Copper Inc.	X
Metalor Technologies SA	X
Metalor USA Refining Corporation	X
Mitsubishi Materials Corporation	X
Nadir Metal Rafineri San. Ve Tic. A.Ş.	X
Ohio Precious Metals, LLC	X
Royal Canadian Mint	X
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	X
Tanaka Kikinzoku Kogyo K.K.	X
Umicore Brasil Ltda	X
Western Australian Mint trading as The Perth Mint	X
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	X
Tin
Alpha	X
CNMC (Guangxi) PGMA Co. Ltd.
Cooper Santa	ACTIVE
CV Gita Pesona	ACTIVE
CV United Smelting	X
CV Venus Inti Perkasa
Empresa Metallurgica Vinto	X

Gejiu Non-Ferrous Metal Processing Co. Ltd.	X
Malaysia Smelting Corporation (MSC)	X
Melt Metais e Ligas S/A	X
Metallo Chimique	X
Mineração Taboca S.A.	X
Minsur	X
Mitsubishi Materials Corporation	X
Operaciones Metalurgical S.A.	X
PT Koba Tin
PT Tambang Timah	X
PT Timah (Persero), Tbk	X
Thaisarco	X
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	ACTIVE
Yunnan Tin Company Limited	X
Tungsten
None identified
Tantalum
None identified

V. Determination

On the basis of the due diligence measures taken, J.Crew is unable to determine with specificity the country of origin and SOR for all 3TG in its women’s apparel, men’s apparel, children’s apparel and accessories products.

VI. Steps to Improve Due Diligence

•	We will continue to communicate our expectations and information requirements to our direct suppliers.
•

We will continue to monitor changes in circumstances that may impact the facts or our determination. Over time, we anticipate that the amount of information globally on the traceability and sourcing of 3TG will increase and improve our knowledge.

•	We will continue to make inquiries to our direct suppliers and undertake additional fact and risk assessments where potentially relevant changes in facts or circumstances are identified.
•	Suppliers are expected to purchase materials from legitimate sources that can trace and verify that the materials provided are not involved in funding conflict.
•	If we become aware of a supplier whose due diligence needs improvement, we intend to continue the trade relationship provided that the supplier takes steps to improve its performance.
•	We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

VII. Independent Private Sector Audit

Not required for calendar year 2014.

Forward-Looking Statements:

Certain statements herein, including steps to improve due diligence, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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